Exhibit 99.28(P)(XII)

Polunin Capital Partners Limited

Code of Ethics

September 2016

This Code of Ethics addresses the fiduciary responsibilities of the employees and directors of Polunin Capital Partners Limited (the “Firm”). In particular, this Code explains how the Firm’s status as a fiduciary affects your professional and personal responsibilities.

This Code of Ethics applies to you if you are an employee or director of the Firm.

Introduction

The Firm regards its reputation for fair and honest dealing as a valuable business asset, which has taken considerable time to build. Our good reputation could be seriously damaged if an employee or director were to act in a manner that did not meet our clients’ expectations for ethical conduct. Therefore, the Firm’s senior management regards it as a matter of utmost importance that you understand our expectations for ethical conduct and comply with them.

The Firm has adopted this Code of Ethics to explain our standards of personal and professional conduct. This Code also references and incorporates the Firm’s compliance policies and procedures that are designed to support your compliance with this Code. However, our compliance policies and procedures may not address every ethical dilemma that you confront. You are expected to comply with the standards in this Code, even if there is no specific Firm policy or procedure telling you how to do it. If you are uncertain about what this Code requires in any particular situation or how it applies to your particular personal circumstances, please consult the Compliance Team for assistance.

Compliance with this Code is a basic condition of employment with the Firm. The Firm has directed the Chief Compliance Officer to document that employees and directors are complying with the Code and report to senior management on a regular basis regarding Code compliance. Failure to comply may constitute grounds for disciplinary action, including termination of employment with the Firm.

Standards of Business Conduct

When our clients give us their money to invest, they are putting their trust in us. Both U.K. and U.S. law regard this as a “fiduciary” relationship. That is, having agreed to accept our clients’ trust, we have an affirmative ongoing obligation to make sure that we deserve it.

At the most basic level, we may not:

•	defraud our clients in any manner;

•	mislead our clients, including by making a statement that omits material facts;

•	engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon the client;

•	engage in any manipulative practice with respect to the client; or

•	engage in any manipulative practice with respect to securities, including price manipulation.

As fiduciaries, we must go further to:

•	conduct our business and personal affairs with integrity, and consistently with our position of trust and responsibility, acting with utmost good faith;

•	pay due regard to the interests of our clients and treat them fairly, placing their interests before those of the Firm, and our employees and directors;

•	protect the confidentiality of client information and clients’ investment holdings;

•	avoid any situation that might call into question or compromise the exercise of our independent judgement;

•	exercise due skill, care and diligence in carrying out the investment services we provide to clients;

•	scrutinise our business arrangements and personal affairs for actual or potential conflicts of interest; and

•	take all reasonable steps to prevent conflicts that may arise between the interests of the Firm, our employees and directors, and our clients from harming our clients or, if that is not possible, ensure that such conflicts are managed fairly and that all material facts regarding conflicts are fully and fairly disclosed to clients.

Your responsibilities under this Code extend to matters you might not think of as being “investments,” such as options, investment clubs, partnerships and certain types of funds. It is your responsibility to review your personal affairs, investments, and financial arrangements and to consider carefully how any of them might conflict with your responsibilities to clients of the Firm.

This Code and the Firm’s compliance policies and procedures help us manage the significant risks to our fiduciary obligations that the Firm has identified. You are responsible for reviewing these policies and procedures and for complying with them.

But mere compliance with the Firm’s policies and procedures may not shield you from liability for personal account dealing or other conduct that violates the Firm’s fiduciary duty to clients. You must also be on the lookout for any conflicts that we have not yet addressed in our policies and procedures. If you detect a conflict, please bring it to the attention of your manager and the Chief Compliance Officer, so that we can consider what action may be necessary or advisable to protect our clients.

Compliance with Applicable Law

Among the most basic of the Firm’s ethical responsibilities is the obligation to comply with the law of the jurisdictions where we do business. Polunin Capital Partners Limited is registered with the U.K. Financial Conduct Authority, which has granted the Firm permission to advise on and manage investments. As an authorised firm, the Firm must comply and ensure that our employees and directors comply with rules of the FCA and any other EEA jurisdiction where we do business.

The Firm also does business in the United States, where we are registered as an investment adviser with the U.S. Securities and Exchange Commission. With respect to our U.S. clients, the Firm and the Firm’s employees and directors must comply with the U.S. federal securities laws, including the Investment Advisers Act of 1940 and the rules pursuant to the Advisers Act.

To the extent that the Firm or the Firm’s employees or directors trade in U.S. markets, they are also subject to the U.S. Securities Exchange Act of 1934 and the rules pursuant to that Act which govern market conduct, including trading, use of material inside information, market manipulation, and large position reporting, among other things.

We address these legal requirements in our Compliance Manual.

It is your responsibility to familiarize yourself with these requirements and to ensure that you comply with them.

Policies and Procedures Relating to the Personal Affairs of Employees and Directors

The Firm’s Compliance Manual includes policies and procedures that address the personal affairs of employees and directors, including:

•	Gifts and Benefits -- Chapter 2, Paragraph 6

•	Conflicts of Interest -- Chapter 3, Paragraph 13, including:

•	Record of Individual’s Business Interests, Appendix H

•	Annual Declaration of Business Interests, Appendix I

•	The Firm’s Conflicts of Interest Policy, Appendix J, including:

•	Personal Account Dealing Policy

•	Gifts and Entertainment Policy

•	Service on Boards of Directors and Outside Activities, and

•	Conflicts of Interest Policy Declaration, Appendix K

•	Personal Account Dealing -- Chapter 9

To ensure compliance with UK and U.S. federal securities laws on market conduct, the Firm has also adopted policies and procedures to prevent the misuse of material inside information and other types of market manipulation, which can be found in of the Firm’s Compliance Manual as follows:

•	Market Conduct including Market Abuse and Insider Dealing -- Chapter 10

The Firm’s policies and procedures address not only how you conduct your own personal affairs but also, how you control or influence others, such as:

•	members of your immediate family;

•	an account or investment in which you have a direct or indirect financial interest; and

•	entities, such as:

•	businesses in which you have a direct or indirect financial interest,

•	accounts for which you or a family member serves as custodian or trustee.

Please read these policies and procedures carefully to make sure that you understand their scope and comply with all of their requirements. If you have any question about whether a particular asset, investment, interest, gift, benefit or activity is subject to this Code, please consult the Compliance Team.

Please note further that each of these policies and procedures is incorporated in this Code of Ethics by reference. As a result, any violation of the foregoing policies and procedures will also constitute a violation of this Code of Ethics.

Reporting Violations and Sanctions

You must promptly report to the Chief Compliance Officer all apparent or potential violations of this Code. Any retaliation for reporting a violation under this Code will constitute a violation of this Code.

The Chief Compliance Officer will promptly report to senior management all apparent material violations of the Code. However, when the Chief Compliance Officer finds that a violation could not reasonably be found to have resulted in a fraud, deceit, or a manipulative practice, he or she may, in his or her discretion, submit a written memorandum of that finding and the reasons for it to a reporting file created for this purpose in lieu of reporting the matter to senior management, in lieu of a report to senior management.

Senior management will consider reports made under this Code of Ethics and will determine whether or not the Code has been violated and what sanctions, if any, should be imposed. Possible sanctions may include reprimands, monetary fines, suspension or termination of employment with the Firm.

Employee and Director Acknowledgements

Initial Acknowledgement

The Firm is required to provide you with a copy of this Code of Ethics and all of the policies and procedures that are incorporated in this Code by reference. Accordingly, the Compliance Team will provide you with a copy of the Firm’s Compliance Manual, which will include this Code of Ethics and the Firm’s policies and procedures cited on page 3 above.

You must acknowledge in writing to the Chief Compliance Officer that you have:

•	received a copy of the Compliance Manual, including this Code of Ethics and all policies and procedures incorporated by reference in this Code;

•	read and understand all provisions of those documents;

•	agreed to abide by the Code, including those provisions of the Code that are incorporated by reference; and

•	reported all account holdings as required by the Personal Account Dealing Procedures.

Acknowledgement of Amendments

The Firm is also required to deliver to you a copy of any amendments to the Code and the documents that are incorporated by reference in the Code, at which time you must acknowledge to the Chief Compliance Officer in writing that you have

•	read and understood the amendment(s); and

•	agree to abide by the Code as amended.

Annual Acknowledgement

You must annually acknowledge in writing to the Chief Compliance Officer that you have

•	read and understood all provisions of the Code;

•	complied with all requirements of the Code; and

•	submitted all holdings and transaction reports as required by the Code.

Further Information

Please contact the Compliance Team with any questions you may have pertaining to the Code or the policies established in the Code.